NET PERCEPTIONS, INC.
RESTRICTED STOCK AWARD AGREEMENT
NICHOLAS SOKOLOW

RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") made as of this 22nd day of September, 2006, by and between Net Perceptions, Inc., a Delaware corporation, having its principal office at One Landmark Square, 22nd Floor, Stamford, Connecticut 06901(the "Company"), and Nicholas Sokolow, an individual residing c/o Sokolow, Correras & Associates, 55 Avenue Kleber, Paris, France (the "Recipient").

WHEREAS, the Company has heretofore adopted the 1999 Equity Incentive Plan of Net Perceptions, Inc. (the "Plan") which Plan has been approved by the Company's stockholders; and

WHEREAS, the Recipient has rendered valuable service to the Company and/or one of its subsidiaries, in his capacity as a director (“Director”) and otherwise; and

WHEREAS, the Company believes it to be in the best interests of the Company to reward Recipient for services rendered and to secure the future services of the Recipient by providing the Recipient with an inducement to continue to serve as a Director through the grant of restricted shares of the Company’s common stock; and

WHEREAS, this Agreement is delivered and entered into pursuant to the Plan.

NOW, THEREFORE, the parties agree as follows:

1.    Stock Restricted. Subject to the provisions hereinafter set forth and the terms and conditions of the Plan, the Company hereby grants to the Recipient, as of the date hereof (the "Grant Date"), a restricted stock award, which shall vest immediately, of One-Hundred Thousand (100,000) shares (the “Restricted Shares”) of common stock of the Company, par value $0.00001 per share (the "Common Stock"), such number being subject to adjustment as provided in the Plan.

2.    Vesting.

(a)    The Restricted Shares shall vest and be deemed fully earned on the date hereof, but shall be subject to the restrictions on transfer provided elsewhere herein.

(b)    Upon the execution and delivery of this Agreement, the Restricted Shares shall be issued to the Recipient in accordance with the Plan and the terms thereof, and hereof, including Section 3 and 4 below.

(c)    Nothing in the Plan shall confer on Recipient any right to continue as a Director of the Company or any subsidiary of the Company, or limit in any way the right of the Board of Directors or Stockholders of the Company or any Affiliate (as defined in the Plan) or subsidiary of the Company to terminate the Recipient's status as a Director. Without limiting the generality of the foregoing, the Recipient’s status as Director is subject to, among other things, the Company’s Bylaws, Articles of Incorporation, the requirements of the Delaware corporation law, state and federal securities laws, and the right of the Company’s shareholders to elect Directors. This Agreement does not constitute an employment contract. This Agreement does not guarantee that Recipient will continue to serve as a Director in the future.

(d)    Tax Consequences. Recipient understands that Recipient may suffer adverse tax consequences as a result of the grant, vesting or disposition of the Restricted Shares. Recipient represents that Recipient has consulted with the Recipient's own independent tax consultant(s) as Recipient deems advisable in connection with the grant, vesting or disposition of the Restricted Shares and that Recipient is not relying on the Company for any tax advice.

3.    Issuance and Withholding.

(a)    Upon vesting, the Company shall issue the Restricted Shares registered in the name of Recipient and shall deliver certificates representing the Restricted Shares to the Recipient.

(b)     Prior to the issuance of the Restricted Shares, Recipient must pay or provide for any applicable federal or state withholding obligations in accordance with Section 15 below.

4.    Compliance With Laws and Regulations/Lockup.

(a)    The issuance and transfer of Restricted Shares shall be subject to compliance by the Company and Recipient with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange or quotation system on which the Company's Common Stock may be listed at the time of such issuance or transfer.

(b)    The Recipient shall not sell, transfer, exchange, hypothecate, grant a security interest in, pledge or otherwise dispose of (collectively, “Transfer”), other than by will or by the laws of descent and distribution, the Restricted Shares, except in accordance with the following schedule:

Date ("Release Date")	Number of Shares Released from Restrictions on Transfer	Aggregate Number of Shares Released from Restrictions

September 30, 2006	12,500	12,500
December 31, 2006	12,500	25,000
March 31, 2007	12,500	37,500
June 30, 2007	12,500	50,000
September 30, 2007	12,500	67,500
December 31, 2007	12,500	75,000
March 31, 2008	12,500	87,500
June 30, 2008	12,500	100,000

(c)    The Recipient acknowledges that the Transfer of the Restricted Shares is subject to the requirements of the Plan, the Securities Act, and all other applicable securities laws.

5.    Privileges of Stock Ownership. Except for the restrictions on Transfer herein, the Recipient shall have full voting rights, dividend rights, and other rights of a stockholder with respect to the Restricted Shares upon their issuance.

6.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Recipient or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Recipient.

7.    Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

8.    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Recipient shall be in writing and addressed to Recipient at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

9.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Recipient and Recipient's heirs, executors, administrators, legal representatives, successors and assigns.

10.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

11.         Acceptance. Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement. Recipient has read and understands the terms and provisions thereof and hereof, and accepts this restricted stock award subject to all the terms and conditions of the Plan and this Agreement. Recipient acknowledges that there maybe adverse tax consequences upon the grant or the vesting of this restricted stock award, issuance or disposition of the Restricted Shares and that the Company has advised Recipient to consult a tax advisor regarding the tax consequences of the grant, vesting, issuance or disposition.

12.         Covenants of the Recipient. The Recipient agrees (and for any proper successor hereby agrees) upon the request of the Committee, to execute and deliver a certificate, in form reasonably satisfactory to the Committee, regarding applicable Federal and state securities law matters.

13.         Obligations of the Company

(a)    Notwithstanding anything to the contrary contained herein, neither the Company nor its transfer agent shall be required to issue any fraction of a share of Common Stock, and the Company shall issue the largest number of whole Restricted Shares of Common Stock to which Recipient is entitled and shall return to the Recipient the amount of any unissued fractional share in cash.

(b)    The Company may endorse such legend or legends upon the certificates for Restricted Shares issued to the Recipient pursuant to the Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such Restricted Shares as, in its discretion, it determines to be necessary or appropriate to: (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act; (ii) implement the provisions of the Plan and any agreement between the Company and the Recipient or grantee with respect to such Restricted Shares; or (iii) as may be required pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended.

(c)    The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Restricted Shares to Recipient, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer.

(d)    All Restricted Shares issued following vesting shall be fully paid and non-assessable to the extent permitted by law.

14.         Section 83(b) Election. If the Recipient files an election with the Internal Revenue Service to include the fair market value of any Restricted Shares in gross income as of the Grant Date, the Restricted Stockholder agrees to promptly furnish the Company with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election

15.         Withholding Taxes. The Recipient acknowledges that the Company is not responsible for the tax consequences to the Recipient of the granting, vesting or issuance of the Restricted Shares, and that it is the responsibility of the Recipient to consult with the Recipient’s personal tax advisor regarding all matters with respect to the tax consequences of the granting, vesting and issuance of the Restricted Shares. The Company shall have the right to deduct from the Restricted Shares or any payment to be made with respect to the Restricted Shares any amount that federal, state, local or foreign tax law requires to be withheld with respect to the Restricted Shares or any such payment. Alternatively, the Company may require that the Recipient, prior to or simultaneously with the Company incurring any obligation to withhold any such amount, pay such amount to the Company in cash or in shares of the Company’s Common Stock (including shares of Common Stock retained from the restricted stock award creating the tax obligation), which shall be valued at the Fair Market Value of such shares on the date of such payment. In any case where it is determined that taxes are required to be withheld in connection with the issuance, transfer or delivery of the shares, the Company may reduce the number of shares so issued, transferred or delivered by such number of shares as the Company may deem appropriate to comply with such withholding. The Company may also impose such conditions on the payment of any withholding obligations as may be required to satisfy applicable regulatory requirements under the Exchange Act, if any.

16.         Miscellaneous

(a)    If the Recipient loses the share certificates evidencing the Restricted Shares granted hereunder, or if such share certificates are stolen, damaged or destroyed, the Company shall, subject to such reasonable terms as to indemnity as the Committee, in its sole discretion shall require, replace the Agreement.

(b)    This Agreement cannot be amended, supplemented or changed, and no provision hereof can be waived, except by a written instrument making specific reference to this Agreement and signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. A waiver of any right derived hereunder by the Recipient shall not be deemed a waiver of any other right derived hereunder.

(c)    This Agreement may be executed in any number of counterparts, but all counterparts will together constitute but one agreement.

(d)    In the event of a conflict between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern. All capitalized terms used herein but not defined shall have the meanings given to such terms in the Plan.

(e)    TAX CONSEQUENCES. RECIPIENT UNDERSTANDS THAT RECIPIENT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE GRANT, VESTING OR DISPOSITION OF THE RESTRICTED SHARES. RECIPIENT REPRESENTS THAT RECIPIENT HAS CONSULTED WITH HIS OR HER OWN INDEPENDENT TAX CONSULTANT(S) AS RECIPIENT DEEMS ADVISABLE IN CONNECTION WITH THE GRANT, VESTING OR DISPOSITION OF THE RESTRICTED SHARES AND THAT RECIPIENT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

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In Witness Whereof, the Corporation has caused this Restricted Stock Award Agreement to be executed by its duly authorized officer and the Recipient has executed this Agreement as of the 22nd day of September, 2006.

Net Perceptions, Inc. By:_______________________________ Name:___________________ Title:_______________

Recipient: __________________________________ Nicholas Sokolow